                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                      HIGHWAYMASTER COMMUNICATIONS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                      HIGHWAYMASTER COMMUNICATIONS, INC.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                                     [LOGO]



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 20, 1997

TO THE STOCKHOLDERS OF HIGHWAYMASTER COMMUNICATIONS, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of HighwayMaster Communications, Inc. (the "Company") will be held at THE GRAND Kempinski Dallas, 15201 Dallas Parkway, Dallas, Texas 75248, on Tuesday, the 20th day of May, 1997, at 1:00 p.m., for the following purposes:

     1. To elect five directors to hold office until the next Annual Meeting of Stockholders and until their respective successors shall have been duly elected and qualified.

     2. To ratify the selection of Price Waterhouse LLP as the Company's independent accountants for the Company's fiscal year ending December 31, 1997.

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on April 17, 1997 as the record date (the "Record Date") for the determination of stockholders of the Company entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof. A holder of shares of the Company's Common Stock is entitled to one vote, in person or by proxy, for each share of Common Stock on all matters properly brought before the Annual Meeting.

     ALL STOCKHOLDERS OF THE COMPANY ARE INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE PROXY CARD ENCLOSED WITH THIS NOTICE IN ORDER TO ASSURE YOUR REPRESENTATION AT THE MEETING. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING.

                                   By Order of the Board of Directors

                                   /s/ WESLEY E. SCHLENKER

                                   Wesley E. Schlenker
                                   Secretary
Dallas, Texas
April 25, 1997





               16479 Dallas Parkway, Suite 710, Dallas, Texas 75248 -
                             972-732-2500, 800-828-4696

                                     [LOGO]


                               PROXY STATEMENT FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 20, 1997

                                     GENERAL

GENERAL INFORMATION

     This Proxy Statement is being furnished to stockholders of record of HighwayMaster Communications, Inc. (the "Company") as of April 17, 1997 in connection with the solicitation by the Board of Directors of the Company of proxies to be voted at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at THE GRAND Kempinski Dallas, 15201 Dallas Parkway, Dallas, Texas 75248, on Tuesday, May 20, 1997, at 1:00 p.m., or at any adjournments thereof, for the purposes stated in the accompanying Notice of Annual Meeting. The approximate date of the mailing of this Proxy Statement and enclosed form of proxy to stockholders is Friday, April 25, 1997.

RECORD DATE AND VOTING

     The Board of Directors of the Company has fixed the close of business on April 17, 1997, as the record date (the "Record Date") for the Annual Meeting. Only holders of record of the outstanding shares of Common Stock at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. As of the close of business on the Record Date, the Company had outstanding 24,853,808 shares of Common Stock, par value $0.01 per share ("Common Stock"). Each share of Common Stock is entitled to one vote, in person or by proxy, on all matters properly presented at the Annual Meeting. The Common Stock is the only class of stock entitled to vote at the Annual Meeting. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting or any adjournments thereof is necessary to constitute a quorum to transact business. Abstentions and broker non-votes will count in determining whether a quorum is present at the Annual Meeting.

     All votes will be tabulated by the inspector of election appointed for the meeting. ChaseMellon Shareholder Services, LLC has been selected as the inspector of election for this meeting and it will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Shares represented by duly executed proxies in the accompanying form will be tabulated as votes in accordance with the instructions indicated on such proxies, and, if no such instructions are indicated thereon, will be voted in favor of the nominees for election as directors named below and for the other proposals referred to below.

     In accordance with the Company's Bylaws, the directors will be elected by a plurality of the shares of Common Stock present, in person or by proxy, and entitled to vote at the Annual Meeting. In accordance with the Company's Bylaws, the ratification of the selection of the Company's independent accountants requires the affirmative vote of a majority of the shares of Common Stock present and entitled to vote at the Annual Meeting. For purposes of the election of directors, neither abstentions nor broker non-votes will have any effect on the outcome of the vote. For purposes of the ratification of the selection of the Company's independent accountants, abstentions will have the same effect as votes against the proposal and broker non-votes will not have any effect on the outcome of the vote.


              16479 Dallas Parkway, Suite 710, Dallas, Texas 75248
                         - 972-732-2500, 800-828-4696

PROXY SOLICITATION, REVOCATION AND EXPENSES

     All proxies that are properly completed, signed and returned prior to the Annual Meeting will be voted. A stockholder giving a proxy may revoke it at any time before it is voted at the Annual Meeting (i) by filing with the Secretary of the Company at the Company's address shown on the accompanying Notice of Annual Meeting an instrument revoking the proxy, (ii) by delivering a duly executed proxy bearing a later date or (iii) by appearing at the Annual Meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

     The cost of preparing, assembling, printing and mailing this Proxy Statement and the enclosed proxy form and the cost of soliciting proxies related to the Annual Meeting will be borne by the Company. The Company will also reimburse brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy material to beneficial owners of Common Stock, in accordance with applicable Securities and Exchange Commission requirements.

STOCKHOLDER PROPOSALS

     Proposals of stockholders that are intended to be presented at the Company's 1998 Annual Meeting of Stockholders must be received by the Company at its principal executive offices not later than December 31, 1997.


                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

     The following table lists the name of each person nominated for election as a director and the year in which each nominee first served as a director of the Company.

                                                  SERVED AS
                                                   DIRECTOR
               NOMINEE                              SINCE
               -------                              -----
               William C. Kennedy, Jr.               1992
               William C. Saunders                   1992
               Stephen L. Greaves                    1994
               Terry S. Parker                       1995
               Gerry C. Quinn                        1992

     Biographical information regarding each nominee and certain other information relating to the Board of Directors is set forth under the caption "Directors and Executive Officers." See "Certain Relationships and Related Transactions -- Amended Stockholders' Agreement -- Election of Directors" for a discussion of an agreement that governs the composition of the Board of Directors.

     Shares represented by duly executed proxies will be voted, unless otherwise specified, in favor of the five nominees for the Board of Directors named above. The proxies cannot be voted for more than five nominees. The nominees have indicated that they are able and willing to serve as directors. If any such persons should be unable to serve, the persons named in the enclosed proxy will vote the shares covered thereby for such substitute nominee (or nominees) as the Board of Directors may select. Stockholders may withhold authority to vote for any nominee by entering the name of such nominee in the space provided for such purpose on the proxy card.

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NOMINEE NAMED ABOVE.

                                   PROPOSAL 2

              RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

     The Board of Directors has selected Price Waterhouse LLP as the Company's independent accountants for the fiscal year ending December 31, 1997 and has further directed that management submit the selection of independent accountants for ratification by the stockholders at the Annual Meeting. Price Waterhouse LLP has audited the Company's financial statements since its inception in 1992. Representatives of Price Waterhouse LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they so desire. In addition, they will be available to respond to appropriate questions.

     Stockholder ratification of the selection of Price Waterhouse LLP as the Company's independent accountants is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of Price Waterhouse LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Board and the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board and the Audit Committee in their discretion may direct the appointment of a different independent accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.


                        DIRECTORS AND EXECUTIVE OFFICERS

     Set forth below are descriptions of the backgrounds and principal occupations of each of the Company's executive officers and directors.

     WILLIAM C. KENNEDY, JR., age 57, has served as Chairman of the Board of Directors of the Company since its inception in 1992, and as Chief Executive Officer of the Company from its inception until December 1994. Mr. Kennedy founded Instacom, Inc., serving as its Chairman and President from 1970 until its merger with Comdata Network, Inc. in 1983. Instacom and Comdata provide computerized money transfer services for trucking companies and their drivers. Mr. Kennedy served as the Chairman of Comdata Network, Inc. from 1983 to 1985. He also served as the Chairman, President and Chief Executive Officer of By-Word Technologies, Inc. ("By-Word") from 1988 to 1994, a company which was engaged in the engineering and development of voice recognition and communication products until it became a partner in the predecessor partnership to the Company in 1992. By-Word was dissolved in 1994. Mr. Kennedy has served as a Director of Pittencrieff Communications, Inc., a specialized mobile radio provider, since 1993.

     WILLIAM C. SAUNDERS, age 50, has served as President and a Director of the Company since its inception in 1992, and as Chief Executive Officer since December 1994. Mr. Saunders has served for more than 20 years as President and Chairman of the Board of Saunders, Lubinski & White, Inc., an advertising and marketing firm, where his background included significant experience in advertising and marketing targeted at the trucking industry. Mr. Saunders provided advertising and marketing services to Instacom and Comdata in the 1970's and 1980's. From 1991 to 1994, Mr. Saunders served as a Director of By-Word.

     STEPHEN L. GREAVES, age 38, has served as a Director of the Company since June 1994. He has served as General Manager of Erin Mills International Investment Corporation, a private venture capital fund and a stockholder of the Company, since April 1993. From January 1992 until April 1993, Mr. Greaves worked as a private marketing consultant. From January 1989 to December 1991, Mr. Greaves served as Marketing Planner for Esso Standard Petroleum Oil.

     TERRY S. PARKER, age 52, has served as a Director of the Company since April 1995. Mr. Parker served as President and Chief Operating Officer of CellStar Corporation, a cellular distributor, from March 1995 to July 1996.
From October 1993 until March 1995, Mr. Parker served as President of GTE Mobile Comm, a cellular service provider. From January 1989 until October 1993,
Mr. Parker served as President of GTE-TP&S, a telecommunications company.
Mr. Parker also serves as a Director of Equalnet Corporation.

     GERRY C. QUINN, age 48, has served as a Director of the Company (including its former affiliates, Eighteen Wheeler Corporation and The F.B.R. Eighteen Corporation) since its inception in 1992, and served as President of The Eighteen Wheeler Corporation and The F.B.R. Eighteen Corporation from April 1992 until February 1994. Mr. Quinn has served as President of The Erin Mills Investment Corporation, a private venture capital fund and stockholder of the Company, since July 1989, and as Executive Vice President of The Erin Mills Development Corporation, a private venture capital fund and a stockholder of the Company, since September 1989.

     GORDON D. QUICK, age 49, has served as Executive Vice President and Chief Operating Officer of the Company since January 1995. Prior to joining the Company, Mr. Quick served for more than 20 years in various positions with GTE Corporation ("GTE"), where, among other things, he held a variety of marketing, planning and general management positions with the Telephone Operations Group and the Information Services Group. In 1990, he was named Vice President of Marketing and Business Development, and in January 1992 he was named Vice President and General Manager of GTE-Telecommunications Services, Inc. ("GTE-TSI"), a principal business unit of GTE. Mr. Quick was involved in developing the initial services provided to the Company under contract with GTE-TSI.

     G. TRACY GRIFFIN, age 52, has served as Treasurer of the Company since June 1992 and was named Senior Vice President of HighwayMaster Corporation, the Company's operating subsidiary ("HM Corporation"), in January 1995. From 1982 until June 1992, Mr. Griffin served as Controller and Vice President of Saunders, Lubinski & White, an advertising and marketing company with expertise in the trucking industry and a former affiliate of the Company. Mr. Griffin is the first cousin of Mr. Saunders.

     WILLIAM H. McCAUSLAND, age 36, has served as Senior Vice President, Network Operations since September 1996. Mr. McCausland served the Company as Vice
President, Business Alliances from January 1996 to September 1996.   From May
1993 to January 1996, Mr. McCausland was employed by GTE-TSI initially as Director of Industry Relations and was an Assistant Vice President and General Manager when he left to join the Company. Prior to his employment at GTE-TSI, Mr. McCausland worked for CommNet Cellular, Inc. (formerly known as Cellular, Inc.) from May 1987 to May 1993, where he was employed in a variety of positions with his most recent being that of Vice President of Customer Support Services. From May 1984 to May 1987, Mr. McCausland worked in a variety of management positions for a cellular reseller acquired by Southwestern Bell Mobile Systems.

     BRAD E. POPOFF, age 42, has served as Senior Vice President, Customer Service Operations since September 1996. Mr. Popoff served the Company as Senior Vice President, Marketing from November 1993 to September 1996, as Vice President, Operations and Engineering from December 1992 until November 1993, as Vice President, Operations, from September 1992 until December 1992, and as Director of Marketing from April 1992 until September 1992. From 1986 until April 1992, Mr. Popoff was employed as Vice President of Sales and Marketing of Burlington Northern Motor Carriers, Inc. ("Burlington"), a trucking company, where he was responsible for the 22 western states in the United States and Mexico. Mr. Popoff held various operations, sales and sales management positions with Schneider National, Inc. ("Schneider"), a trucking company, from 1980 until 1986, and served as Manager of Operations of Mead Paper Corporation's private fleet, where he was employed from 1974 until 1980.

     THOMAS D. RUSSELL, age 37, has served as Senior Vice President, Strategic Business Development since September 1996. Mr. Russell served the Company as Senior Vice President, Engineering and Information Technology from November 1993 to September 1996. Mr. Russell has over 12 years of experience in engineering and information technology. From June 1990 to November 1993, Mr. Russell served as Director in the areas of Asia Logistics and Systems Planning and Development for Sea Land Service, Inc., a global steamship and container service company. From September 1985 through June 1990, Mr. Russell served in various capacities, including Director, Marketing and Telecommunications, Manager of Management Services and as Quantitative Business Analyst for Burlington. Prior to his employment at Burlington, Mr. Russell also served as Management
Analyst at the University of Missouri and Application Engineer at National Supply Company.

     WESLEY E. SCHLENKER, age 34, has served as General Counsel of the Company since June 1994 and as Secretary of the Company since April 1995. Mr. Schlenker was an associate attorney in the Dallas, Texas and Brussels, Belgium offices of Akin, Gump, Strauss, Hauer & Feld, L.L.P. between March 1991 and June 1994. Prior to his formal legal training, Mr. Schlenker was employed by Electronic Data Systems Corporation as a Systems Engineer, primarily developing systems for Saturn Corporation.

     STEPHEN P. TACKE, age 50, has served as Vice President, Controller and Acting Chief Financial Officer of the Company since August 1996. Mr. Tacke served as Vice President and Controller of the Company from August 1995 until August 1996. From July 1991 through August 1995, Mr. Tacke performed financial consulting services and managed his personal investments. Prior to July 1991, Mr. Tacke was employed by Price Waterhouse for 22 years, last serving as an audit partner.

     PETER A. TALBERT, age 37, has served as Senior Vice President of Marketing and Sales since February 1997. Mr. Talbert served the Company as Senior Vice President of Sales from August 1996 to the present and as Vice President of Sales, Eastern Region, from May 1995 to August 1996. Prior to Mr. Talbert's employment at the Company, he was employed for ten years by GTE in a variety of sales, marketing and product management capacities. Mr. Talbert was responsible for sales to a number of national accounts, when he joined the Company in May 1995.

     KENNETH R. WESTERLAGE, age 36, has served as Senior Vice President of Engineering & Technology Development of the Company since September 1996. Mr. Westerlage served the Company as Vice President of Software Development from November 1995 to September 1996 and as Director of Software Development from September 1991 to November 1995. Prior to Mr. Westerlage's employment at the Company, he was employed for over eight years in the aerospace industry at General Dynamics working in a variety of systems design and development capacities.

     JEFFREY G. WISOCKI, age 41, has served as Senior Vice President, Customer Development since September 1996. Mr. Wisocki served the Company as Senior Vice President, Operations/Customer Service from November 1993 to September 1996.
Mr. Wisocki has 15 years experience in various positions in the trucking industry. Mr. Wisocki was employed by Burlington or its affiliates from April 1987 to November 1993, serving in several capacities, including Vice President of Customer Service and Senior Vice President, Operations of Burlington. Mr. Wisocki held various management positions with Schneider from 1982 to 1987.

     Except as described above, there are no family relationships among the directors and executive officers of the Company.

ORGANIZATION OF THE BOARD OF DIRECTORS AND MEETINGS

     GENERAL. The entire Board of Directors is currently comprised of five directors, four of whom are employees of the Company or representatives of certain of the principal beneficial owners of Common Stock of the Company. See "Security Ownership of Certain Beneficial Owners and Management" and "Certain Relationships and Related Transactions -- Amended Stockholders' Agreement -- Election of Directors." All directors serve until the next annual meeting of the stockholders or until their respective successors are duly elected and qualified.

     During the fiscal year ended December 31, 1996, the Board of Directors held eight meetings. The standing committees of the Board consist of a Compensation Committee, an Audit Committee and an Executive Committee.

     The Compensation Committee has been delegated the task of the administration of, and the determination of strategy and policy matters related to, the Amended and Restated 1994 Stock Option Plan (the "Stock Option Plan") and is composed of William C. Saunders, Gerry C. Quinn, Terry S. Parker and Stephen L. Greaves. The Compensation Committee met one time during the 1996 fiscal year. A subcommittee of the Compensation Committee, composed of

Stephen Greaves and Gerry Quinn, was formed to make awards under the Stock Option Plan and to review the future compensation of Terry S. Parker, William
C. Kennedy, Jr. and William C. Saunders. Neither of the subcommittee members is an officer or employee of the Company or holds options granted under the Company's Stock Option Plan.

     The Audit Committee meets with management and the Company's independent accountants to determine the adequacy of internal controls and other financial reporting matters. The Audit Committee, composed of William C. Kennedy, Jr., Terry S. Parker and Gerry C. Quinn, met two times during the 1996 fiscal year.

     The Executive Committee provides certain oversight and review functions not practical in a larger, more formal Board setting. The Executive Committee, composed of Gerry C. Quinn and Terry S. Parker, held no meetings during the 1996 fiscal year.

     During the fiscal year ended December 31, 1996, each Board member attended at least 75% of the aggregate of the meetings of the Board and of the committees on which he served.

     INDEMNIFICATION. The Company's Certificate of Incorporation and Bylaws require the Company to indemnify each person who is or was a director, officer, employee or agent of the Company, or is or was serving at the Company's request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, judgments, fines and amounts incurred in such capacity if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company or, with respect to criminal proceedings, not unlawful. The Company will also advance to such persons payments incurred in defending a proceeding to which indemnification might apply provided the recipient provides an undertaking agreeing to repay all such advanced amounts if it is ultimately determined that such person is not entitled to be indemnified. In addition, the Bylaws specifically provide that the indemnification rights granted thereunder are nonexclusive. In accordance with the Bylaws and the Amended Stockholders' Agreement (as defined below), the Company has purchased insurance on behalf of its directors and officers in amounts it believes to be reasonable.

COMPENSATION OF DIRECTORS

     Pursuant to the Bylaws of the Company, the Board of Directors has the authority to fix the compensation of directors. The Bylaws and the Amended Stockholders' Agreement provide that directors may be reimbursed for their reasonable expenses, if any, for their services to the Company, including attendance at each Board meeting, and may be paid either a fixed sum for attendance at each Board meeting or a stated salary as director. The Company currently reimburses its Board members for travel expenses. Additionally, during part of 1996, the Company compensated Terry Parker in an amount of $1,000 for each meeting attended. However, the Company will not be continuing payment of the attendance fee in 1997. In addition, the Company has granted him an option to purchase 3,798 shares of Common Stock at an exercise price of $7.58 per share. This option was not granted pursuant to the Company's Stock Option Plan.

     In addition to his services as a director, Mr. Parker performs consulting services for the Company in connection with the AutoLink venture and related cellular communications matters. Pursuant to this consulting arrangement, Mr. Parker received $41,666.65 in fees during 1996. Mr. Parker will receive approximately $20,833 per month in fees during 1997 for continuing consulting services he is providing to the Company.

COMPENSATION OF CERTAIN EXECUTIVE OFFICERS

     GENERAL. The following table sets forth, for each of the last three fiscal years, compensation awarded, paid to or earned by the Company's Chief Executive Officer and its other four most highly compensated executive officers (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE


                                                                     Long Term
                                                                    Compensation
                                                                    ------------
                                          Annual Compensation(2)       Awards
                                       --------------------------   ------------
                                                                    Securities
                                                                    Underlying
        Name and                                                      Options         All Other
  Principal Position(1)          Year       Salary       Bonus      SARs (shares)    Compensation
  ---------------------          ----       ------       -----      -------------   --------------
William C. Kennedy, Jr.(3)       1996    $399,300.00       $0             0               $0
Chairman of the Board            1995    $363,000.00       $0             0               $0
                                 1994    $341,250.00       $0          593,478            $0

William C. Saunders(3)           1996    $399,300.00       $0             0               $0
President and Chief Executive    1995    $363,000.00       $0             0               $0
Officer                          1994    $341,250.00       $0          593,478            $0

Gordon D. Quick(3)               1996    $301,354.25       $0           40,000            $0
Executive Vice President and     1995    $263,541.82   $6,400.00           0        $148,378.00(4)
Chief Operating Officer          1994         -            -           141,305            -

Jeffrey G. Wisocki               1996    $119,166.78       $0           10,000            $0
Senior Vice President, Customer  1995    $107,500.08       $0              0              $0
Development                      1994    $104,166.75       $0           56,974            $0

Brad E. Popoff                   1996    $118,333.44       $0           10,000            $0
Senior Vice President, Customer  1995    $105,000.00       $0              0              $0
Service Operations               1994    $109,375.00       $0           56,974            $0

----------------------
(1) Certain Named Executive Officers included in this table are employees of the Company's operating subsidiary, HM Corporation.

(2) The Named Executive Officers did not receive any annual compensation not properly categorized as salary or bonus, except for certain perquisites and other personal benefits which are not shown because the aggregate amount of such compensation, if any, for each of the Named Executive Officers during the fiscal year did not exceed the lesser of $50,000 or 10% of his total reported salary and bonus.

(3) For information regarding the annual base salaries and bonuses received by certain Named Executive Officers pursuant to employment contracts with the Company, see "-- Employment Contracts with Executive Officers."

(4) Represents relocation expenses, including $43,684 paid to Mr. Quick related to taxes on moving expenses paid on his behalf by the Company.

     STOCK OPTIONS. The Company grants options to certain of its executive officers under the Stock Option Plan. As of December 31, 1996, options to purchase a total of 2,043,298 shares had been granted and were outstanding under the Stock Option Plan and options to purchase 296,217 shares remained available for grant thereunder.

     The following table sets forth the number of options granted to the Named Executive Officers during the year ended December 31, 1996 and certain other information relating to such options.

                        OPTION GRANTS IN LAST FISCAL YEAR

Individual Grants

                                                                                          Potential Realizable
                                                                                            Value at Assumed
                                                                                             Annual Rates of
                                                                                               Stock Price
                                                                                               Appreciation
                                                Individual Grants                            for Option Term
                        ---------------------------------------------------------------   --------------------
                                                Percent of
                                               Total Options
                        Number of Securities    Granted to
                            Underlying          Employees     Exercise or
                              Options           in Fiscal     Base Price     Expiration
        Name                Granted (1)            Year       (per share)       Date         5%         10%
        ----                -----------            ----       ----------        ----         --         ---
William C. Kennedy, Jr.            0                 -             -              -           -          -
William C. Saunders                0                 -             -              -           -          -
Gordon D. Quick               40,000               15.04%        $7.75        04/22/02    $105,429   $239,184
Jeffrey G. Wisocki            10,000                3.76%        $7.75        04/22/02    $ 26,357   $ 59,796
Brad E. Popoff                10,000                3.76%        $7.75        04/22/02    $ 26,357   $ 59,796

----------------------
     (1) 20% of the options vested on the date of the grant. The remaining options vest in 20% increments on each of the first, second, third and fourth anniversaries of the date of the grant. In the event the optionee's position as an employee of the Company or a subsidiary terminates for any reason, unless otherwise provided in the applicable Stock Option Agreement, the optionee (or upon the optione's death, an executor, administrator or any person who acquired the option by bequest or inheritance) may exercise the option during the 60-day period following such termination to the extent that the option was exercisable on the date of termination and all options that were not exercisable on the date of termination will be forfeited.

     The following table sets forth the number of options exercised by the Named Executive Officers during the year ended December 31, 1996 and the number of options and the value of unexercised and exercised options held by them as of December 31, 1996.

             AGGREGATED OPTION EXERCISES AND YEAR END OPTION VALUES

                                                                Number of
                                                          Securities Underlying           Value of Unexercised
                              Option Exercises             Unexercised Options            In-the-Money Options
                                During 1996               at December 31, 1996           at December 31, 1996(1)
                          -------------------------    ---------------------------   ------------------------------
                            Number of
                             Shares
                            Acquired       Value
         Name             on Exercise    Realized      Exercisable   Unexercisable     Exercisable    Unexercisable
         ----             -----------   -----------    -----------   -------------    -------------   -------------
William C. Kennedy, Jr.           -               -       593,478            0        $6,258,224.80    $         0
William C. Saunders               -               -       593,478            0        $6,258,224.80    $         0
Gordon D. Quick                   -               -        92,783       88,522        $  977,036.70    $928,024.50
Jeffrey G. Wisocki           10,000     $122,950.00        26,184       30,790        $  275,770.28    $323,320.55
Brad E. Popoff               35,000     $473,936.28         1,184       30,790        $   12,284.00    $323,320.55

-------------------
(1) Represents the closing price per share of the Common Stock on the last day of the fiscal year less the option exercise price multiplied by the number of shares. The closing value per share was $18 1/8 on the last trading day of the fiscal year as reported on the Nasdaq National Market.

     SAVINGS PLAN. The Company has established a 401(k) Retirement Investment Profit-Sharing Plan (the "Savings Plan") covering all of its employees when they become eligible to participate. Pursuant to the Savings Plan, employees may elect to contribute up to 20% of their pre-tax earnings. The maximum amount of contributions and forfeitures which may be added to the account of a particular employee each year is $9,500. The Company is not required to make any contributions to the Savings Plan and, did not make any such contributions during the year ended December 31, 1996.

EMPLOYMENT CONTRACTS WITH EXECUTIVE OFFICERS

     Each of William C. Kennedy, Jr. and William C. Saunders has entered into an employment contract with HM Corporation (the Company's operating subsidiary) effective February 4, 1994 and continuing through the fifth anniversary of the consummation of the Initial Public Offering, unless terminated earlier in the event of death, permanent disability, for "cause" or, under certain conditions, voluntarily. The terms of Messrs. Kennedy's and Saunders' contracts provide for an annual base salary of $330,000 for each officer, with annual increases each year during the term of such contracts, commencing with the first month of the second year of such term, in an amount equal to 10% of the salary paid to each officer during the immediately preceding employment year. Each officer shall also receive annual bonuses during the term of his contract of .75 of one percent of an amount which is equal to the first $1,000,000 of the pretax consolidated taxable income of HighwayMaster Corporation, if any, for the preceding taxable year ended December 31 (the "Income Base") and one percent of pre-tax consolidated taxable income above such Income Base. In addition, Messrs. Kennedy and Saunders may receive additional discretionary bonuses during the terms of their contracts, at the sole discretion of the board of directors of HighwayMaster Corporation. The employment contracts provide for a severance payment equal to the remaining amount of salary payable under the contract in the event of termination other than for "cause". The employment contracts also provide that each of Messrs. Kennedy and Saunders is subject to a covenant not to compete during the period that compensation is paid under his employment agreement and for 24 months thereafter.

     Gordon D. Quick entered into an employment contract with HM Corporation effective November 23, 1994 and continuing through the fifth anniversary of the consummation of the Initial Public Offering, unless terminated earlier in the event of death, permanent disability, for "cause" or, under certain conditions, voluntarily. Pursuant to the employment contract, Mr. Quick receives an annual base salary of $275,000, with annual increases, annual bonuses and discretionary bonuses set on the same terms as those of Messrs. Kennedy and Saunders. The employment contract also provides for a signing bonus in the amount of $6,400 and payment of reasonable expenses estimated to be in the amount of $100,000 in connection with Mr. Quick's relocation at the time he joined the Company. In the event of a termination by the Company with notice or by Mr. Quick due to the Company's breach, Mr. Quick will be entitled to the remaining amount of salary and the minimum bonus that would be payable under the employment contract absent the termination. In the event of a termination by Mr. Quick with notice (other than as set forth in the preceding sentence), Mr. Quick will be entitled to the salary payable for the remaining term of the contract or 90 days, whichever is less. Other than in the case of a termination by Mr. Quick due to a breach by the Company, or a termination by the Company with notice, the contract provides that Mr. Quick is subject to a covenant not to compete for a period of 12 months after the termination of his employment.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     William C. Saunders, the President and Chief Executive Officer and member of the Board of Directors, and Gordon D. Quick, the Executive Vice President and Chief Operating Officer, annually review and adjust the salary structures of executive officers who are not subject to employment agreements and such decisions are subject to review by the Board of Directors. William C. Kennedy, Jr., the Chairman of the Board of Directors and former Chief Executive Officer of the Company, participated in such Board deliberations concerning executive compensation.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

NOTES

     GENERAL. Prior to January 1, 1996, the Company issued certain promissory notes (the "Notes") to the Carlyle Stockholders (as defined below). The Notes bore interest at 8% per annum and were originally scheduled to mature on December 31, 1996. Interest on the Notes was payable quarterly in arrears. On each interest payment date, 75% of any interest payment was required to be paid in cash, with the remaining balance to be paid, at the option of the Company, either in cash or by adding to the principal balance of the Notes. As of January 1, 1996, there were outstanding Notes in the aggregate principal amount of approximately $12.7 million.

     NOTE EXTENSION. On March 29, 1996, the Company and the holders of the Notes entered into a Note Extension Option Agreement (the "Extension Option"). Under the Extension Option, the Company obtained the unilateral right to elect to extend the maturity date of the Notes to June 30, 1997. As consideration for the granting of the Extension Option, HM Corporation, the Company's operating subsidiary, guaranteed the repayment of the Notes. In the event the Company chose to exercise its right to extend the maturity date, the Extension Option required that the Company grant to the holders of the Notes certain warrants to purchase 100,000 shares of Common Stock at the lower of the closing market price per share on March 27, 1996 or December 31, 1996. In addition, if the Company exercised the Extension Option, the interest rate on the Notes would increase by 2% effective January 1, 1997 and would again increase by 2% effective April 1, 1997 and repayment of the Notes would be guaranteed by a pledge of the stock of HM Corporation.

     NOTE EXCHANGE. On September 27, 1996, all outstanding Notes were surrendered to the Company for cancellation in exchange for shares of Common Stock. See "-- Recapitalization Transactions" below.

SBW TRANSACTIONS

     SALE OF SERIES D PREFERRED STOCK. On September 27, 1996, the Company and Southwestern Bell Wireless Holdings, Inc. ("SBW"), a wholly owned subsidiary of SBC Communications Inc. ("SBC"), entered into a Purchase Agreement, pursuant to which the Company sold 1,000 shares of a new series of its preferred stock, par value $.01 per share, designated as Series D Participating Convertible Preferred Stock ("Series D Preferred Stock") to SBW in consideration of a cash payment in the amount of $20.0 million.

     Each share of Series D Preferred Stock is convertible into 1,600 shares of Common Stock (subject to adjustment to prevent dilution) at the option of SBW; provided, however, that shares of Series D Preferred Stock may only be converted into Common Stock in blocks of 250 shares. In addition, at such time as Regulatory Relief (as defined below) is obtained, all of the outstanding shares of Series D Preferred Stock will automatically convert into an equal number of shares of Class B Common Stock (as defined below). If Regulatory Relief is not obtained on or before September 27, 2001, all of the outstanding shares of Series D Preferred Stock may be converted into shares of Common Stock at the option of the Company on the same basis as if they had been voluntarily converted by SBW.

     The holders of shares of Series D Preferred Stock are entitled to receive dividends and distributions equal to the aggregate amount of dividends and distributions payable on or in respect of the number of shares of Common Stock into which such shares of Series D Preferred Stock are then convertible. In the event of a liquidation of the Company, the holders of shares of Series D Preferred Stock are entitled to an aggregate liquidation preference in an amount equal to the greater of (i) $20.0 million or (ii) the amount of distributions payable in connection with such liquidation on or in respect of the number of shares of Common Stock into which such shares of Series D Preferred Stock are then convertible.

     Except as required by law or as described below, the holders of Series D Preferred Stock are not entitled to vote on any matters submitted to the stockholders of the Company. However, the holders of Series D Preferred Stock will be entitled to approve certain actions on the part of the Company, including (i) mergers or consolidations involving the Company that require stockholder approval under the Delaware General Corporation Law (the "DGCL"),
(ii) sales of all or substantially all of the assets of the Company that require stockholder approval under the DGCL, (iii) amendments to the Company's Certificate of Incorporation, (iv) the dissolution of the Company, (v) the adoption, implementation or acceptance by the Company of any Anti-Takeover Provisions (as defined below), (vi) the issuance by the Company of equity securities, including securities convertible into equity securities (subject to specified exceptions), and the incurrence by the Company of debt obligations in an amount exceeding $5.0 million in any year, (vii) the Company entering into any line of business other than its Existing Line of Business (as defined below) or entering into joint ventures, partnerships or similar arrangements which would require expenditures of more than $3.0 million, (viii) the disposition by the Company in any 12-month period of assets (other than assets sold in the ordinary course of business) the value of which exceeds $3.0 million, (ix) any amendment, alteration or repeal of the terms of the Series D Preferred Stock or
(x) any corporate action that would reduce the number of shares of Common Stock into which a share of Series D Preferred Stock is convertible to less than 1,600.

     Shares of Series D Preferred Stock are not redeemable at the option of the Company.

     No holder of shares of Series D Preferred Stock is entitled to Transfer (as defined below) any such shares or any interest therein to any person or entity other than SBW or an affiliate of SBW.

     CLASS B COMMON STOCK. As required under the terms of the Purchase Agreement, the Company amended its Certificate of Incorporation in December 1996 to authorize the creation of Class B Common Stock, which is a new class of common stock into which shares of Series D Preferred Stock are convertible.

     When issued by the Company, each outstanding share of Class B Common Stock will be convertible into 1,600 shares of Common Stock (subject to adjustment to prevent dilution) at the option of SBW, provided that no such shares may be converted into Common Stock unless the holders of all outstanding shares of Class B Common Stock elect so to convert their shares.

     The holders of Class B Common Stock will be entitled to receive dividends and distributions equal to the dividends and distributions payable on or in respect of the number of shares of Common Stock into which such shares of Class B Common Stock are then convertible.

     The holders of Common Stock and Class B Common Stock will generally have identical voting rights and will vote together as a single class, with the holders of Class B Common Stock being entitled to a number of votes equal to the number of shares of Common Stock into which the shares of Class B Common Stock held by them are then convertible. There will be two classes of directors of the Company, those elected by the holders of Common Stock (the "Common Directors") and those elected by the holders of Class B Common Stock (the "Class B Directors"). The rights, duties and authority of the Common Directors and the Class B Directors will be identical in all respects. The holders of Class B Common Stock will be entitled to elect one Class B Director (or two Class B Directors if SBW and its affiliates beneficially own at least 20% of the outstanding shares of Common Stock, including shares issuable upon conversion of Class B Common Stock or other convertible securities or upon the exercise of outstanding options, warrants or rights, but excluding shares issuable upon the exercise of the Warrants (as defined below) or any options, warrants or rights issued by any person other than the Company (the "Excluded Options")). The holders of Class B Common Stock will be entitled to approve certain actions on the part of Company, including (i) the approval of any annual budget or business plan for the Company or any deviation from any annual budget by more than 5%,
(ii) the issuance by the Company of equity securities, including securities convertible into equity securities (subject to specified exceptions), and the incurrence by the Company of debt obligations in an amount exceeding $5.0 million in any year, (iii) the hiring or termination by the Company of its chief executive officer, chief operating officer or chief financial officer, (iv) the Company entering into any line of business other than its Existing Line of Business or entering into any joint ventures, partnerships or similar arrangements, (v) the Company exiting its Existing Line of Business or disposing of assets (other than assets sold in the ordinary course of business) in any year with a value in excess of $500,000 or which are otherwise material to the Company's operations, (vi) the adoption, implementation or acceptance by the Company of any Anti-Takeover Provisions and (vii) any corporate action that would reduce the number of shares of Common Stock into which a share of Class B Common Stock is convertible to less than 1,600.

     No holder of shares of Class B Common Stock will be entitled to Transfer any such shares or any interest therein to any person or entity other than SBW or an affiliate of SBW.

     ISSUANCE OF WARRANTS. On September 27, 1996, the Company issued certain warrants (the "Warrants") to SBW. The Warrants entitle SBW to purchase from the Company (i) 3,000,000 shares of Common Stock at an exercise price of $14.00 per share and (ii) 2,000,000 shares of Common Stock at an exercise price of $18.00 per share, in each case subject to adjustment to prevent dilution. The Warrants may be exercised for the cash exercise prices specified above or, at the option of SBW, may be exercised without any cash payment for a number of shares of Common Stock with a current market value equal to the excess of (i) the current market value of the shares of Common Stock to be purchased upon exercise over
(ii) the exercise price of such shares of Common Stock. Prior to receipt of Regulatory Relief, the Warrants may be exercised only to the extent that doing so is consistent with the Communications Act of 1934, as amended by The Telecommunications Act of 1996. The Warrants will expire on September 27, 2001.

     No holder of Warrants will be entitled to Transfer any Warrants or any interest therein to any person or entity other than SBW or an affiliate of SBW.

     OTHER AGREEMENTS. On September 27, 1996, HM Corporation entered into a Technical Services Agreement with SBW pursuant to which SBW or one or more of its affiliates will provide HM Corporation with certain technical and advisory services in connection with, among other things, the operation and improvement of its communications transmission system.

     In addition, under the terms of the Purchase Agreement, promptly after Regulatory Relief is obtained, the Company will cause HM Corporation to enter into a Voice and Data Services Agreement (the "Voice and Data Services Agreement") with an affiliate of SBW. The Voice and Data Services Agreement, if entered into by the parties, will provide that HM Corporation will purchase long distance and other voice and data services from such affiliate of SBW.

     CERTAIN DEFINITIONS. As used herein, the terms set forth below have the following meanings:

     "Anti-Takeover Provision" means (i) any provision of the Certificate of Incorporation or Bylaws of the Company or any contract, agreement or plan to which the Company is a party or by which it is bound or any statutory provision enacted after September 27, 1996 which is applicable to the Company which the Company may opt out of if the effect of such provision would be to materially delay, hinder or prevent a change in control of the Company or
(ii) a stockholder rights plan or "poison pill," including the provisions of any preferred stock or common stock purchase rights issued pursuant thereto; provided, however, that such term does not include any customary change of control provisions contained in employment agreements between the Company and any of its directors, officers or other employees or in any plans or agreements relating to stock options or other awards of equity securities made by the Company to any such persons.

     "Existing Line of Business" means a non-facilities based, enhanced service provider that offers fleet management and/or status or information about vehicles and/or location capabilities through mobile communications service.

     "Regulatory Relief" means that SBC or its Affiliates, in their sole judgment, have obtained all necessary federal and state regulatory approvals to provide landline, interLATA long-distance service pursuant to the Communications Act of 1934, as amended by The Telecommunications Act of 1996.

     "Transfer" means any sale, transfer, assignment, disposition or other means of conveying legal or beneficial ownership, whether direct or indirect and whether voluntary or involuntary.

AMENDED STOCKHOLDERS' AGREEMENT

     GENERAL. As of February 4, 1994, the Company, the Erin Mills Stockholders (as defined below), the Carlyle Stockholders, the By-Word Stockholders (as defined below), and certain other parties entered into a Stockholders' Agreement. In connection with the transactions with SBW consummated on September 27, 1996, such agreement was amended and restated in order, among other things to add SBW as a party thereto (the "Amended Stockholders' Agreement"). The Amended Stockholders' Agreement contains provisions relating to, among other things, (i) the transfer of shares of Common Stock by certain of the stockholders who are parties thereto, (ii) the grant of registration rights by the Company to the stockholders who are parties thereto and (iii) the election of members of the Company's Board of Directors. As used herein,
(a) the term "Erin Mills Stockholders" means Erin Mills International Investment Corporation, The Erin Mills Development Corporation and The Erin Mills Investment Corporation, (b) the term "Carlyle Stockholders" means the Clipper Stockholders (as defined below), Carlyle-HighwayMaster Investors, L.P., Carlyle-HighwayMaster Investors II, L.P., TC Group, L.L.C., Mark D. Ein, Chase Manhattan Investment Holdings, Inc., H.M. Rana Investments Limited and Archery Partners,
(c) the term "Clipper Stockholders" means Clipper Capital Associates, L.P., Clipper/Merban, L.P. and Clipper/Merchant Partners, L.P. and (d) the term "By-Word Stockholders" means William C. Kennedy, Jr., Donald M. Kennedy, William C. Saunders, Robert S. Folsom and Robert T. Hayes.

     ELECTION OF DIRECTORS. The Amended Stockholders' Agreement provides that the parties will take all action (including the voting of shares of Common Stock owned by them) necessary to ensure that the Board of Directors of the Company consists of (i) two directors designated by the Erin Mills Stockholders, (ii) one director designated by the Carlyle Stockholders (other than the Clipper Stockholders), (iii) two directors designated by the By-Word Stockholders (one of which will be the chief executive officer of the Company) and (iv) two independent directors (except that the addition of a second independent director to the Board of Directors is not required to occur until the date of the Annual Meeting). The Carlyle Stockholders have declined to exercise their right to designate a director. In addition, the Company has not yet identified a second independent director but intends to do so as promptly as practicable after the Annual Meeting. Prior to the receipt of Regulatory Relief, SBW will not be entitled to designate a director, but will have the right to designate a non-voting delegate who will attend all meetings of the Board of Directors and receive all materials distributed to directors of the Company. Upon the conversion of Series D Preferred Stock into Class B Common Stock (which will occur upon receipt of Regulatory Relief), SBW will be entitled to designate one member of the Board of Directors of the Company. In addition, if at any time after the conversion of Series D Preferred Stock into Class B Common Stock SBW and its affiliates beneficially own 20% or more of the outstanding Common Stock (including shares issuable upon conversion of Series D Preferred Stock or Class B Common Stock or other convertible securities or upon the exercise of outstanding options, warrants or rights, but excluding shares issuable upon the exercise of the Warrants or any Excluded Options) on a fully diluted basis, SBW will be entitled to designate a second member of the Board of Directors. No stockholder or group of stockholders will be entitled to designate any director if the percentage of the outstanding Common Stock (including shares issuable upon conversion of outstanding securities or upon the exercise of outstanding options, warrants or rights, but excluding shares issuable upon the exercise of the Warrants or any Excluded Options) beneficially owned by such stockholder or group of stockholders falls below 5% (or with respect to the Erin Mills Stockholders and By-Word Stockholders, 20% for the right to designate two directors and 5% for the right to designate one director) on a fully diluted basis.

     RIGHT OF FIRST REFUSAL. Under the terms of the Amended Stockholders' Agreement, the Carlyle Stockholders (other than the Clipper Stockholders), the Erin Mills Stockholders, William C. Kennedy, Jr. and William C. Saunders (the "First Refusal Stockholders") granted a right of first refusal to SBW with respect to all shares of Common Stock owned by them. Subject to certain exceptions, such right of first refusal requires that, prior to selling any shares of Common Stock, a First Refusal Stockholder must offer such shares for sale to SBW in accordance with the terms of the Amended Stockholders' Agreement.

     REGISTRATION RIGHTS. The Amended Stockholders' Agreement also provides for the grant of certain demand, piggyback or other registration rights to the stockholders who are parties thereto. In particular, such agreement provides that, with respect to an aggregate of 1,818,018 shares of Common Stock issued to the Erin Mills Stockholders and certain of the Carlyle Stockholders in connection with the Recapitalization Transactions, the Company will register one-half of such shares under the Securities Act of 1993, as amended (the "Securities Act"), for sale on or after March 31, 1997 and will register the remainder of such shares under the Securities Act for sale on or after September 27, 1997. The Erin Mills Stockholders and the Carlyle Stockholders have waived the right to cause the Company to register one-half of such shares for sale on or after March 31, 1997, although they have reserved the right to revoke such waiver at any time.

     In addition, under the Amended Stockholders' Agreement, a majority of certain stockholders have the right to demand that the shares of Common Stock held by them be registered under the Securities Act on up to two separate occasions. However, if the Board of Directors of the Company reasonably determines that, due to a pending or contemplated acquisition or disposition, such a demand registration would have a material adverse effect on the Company, the Company may defer such registration for a period not to exceed 180 days. Furthermore, if the managing underwriter or underwriters or the holders of a majority of the registerable securities held by the stockholders demanding the registration determine that the number of shares of Common Stock proposed to be sold pursuant to the demand registration provisions exceeds the amount that can be sold without having a material adverse effect on the proposed offering, the Company may exclude certain shares from the offering.

     The Amended Stockholders' Agreement also grants piggyback registration rights to certain stockholders. Accordingly, whenever the Company proposes to register any shares of Common Stock (or securities convertible into or exchangeable for, or options, warrants or other rights to acquire, Common Stock) under the Securities Act (other than registrations on Form S-4 or Form S-8), the holder of shares of Common Stock have the right to include the shares of Common Stock held by them in any such registration. However, if the inclusion of shares of Common Stock pursuant to the piggyback registration provisions is reasonably determined by the managing underwriter or underwriters to materially adversely affect the success of the proposed offering, the Company may exclude certain shares from the offering.

RECAPITALIZATION TRANSACTIONS

     On September 27, 1996, the Company, the Erin Mills Stockholders, certain of the Carlyle Stockholders and certain other holders of outstanding securities of the Company entered into a Recapitalization Agreement (the "Recapitalization Agreement") and consummated the transactions contemplated thereby. In particular, upon the terms and conditions set forth in the Recapitalization Agreement, (i) the Company repaid in full the principal amount of and interest accrued on certain promissory notes in the aggregate principal amount of $5.0 million executed in favor of an Erin Mills Stockholder in order to evidence the Company's obligation to repay certain advances made by such Erin Mills Stockholder in August and September 1996 to enable the Company to meet its short-term working capital and other requirements, (ii) the Company issued an aggregate of 800,000 shares of Common Stock to two Erin Mills Stockholders in exchange for aggregate cash payments in the amount of $10.0 million, (iii) the Company issued an aggregate of 864,000 shares of Common Stock to three Erin Mills Stockholders and two other persons in exchange for the surrender to the Company for cancellation of all outstanding shares of Series B Preferred Stock, par value $.01 per share, of the Company,
(iv) the Company paid to certain of the Carlyle Stockholders a portion of the accrued and unpaid interest on the Notes and (v) the Company issued an aggregate of 1,018,018 shares of Common Stock in exchange for the surrender of the Notes for cancellation.

OTHER AGREEMENTS

     The Company has entered into a lease involving 54,323 square feet of office space in Dallas, Texas, at an average price of $14.60 per square foot per year, which the Company uses for its headquarters. The lessor of such property is Folsom Investments, Inc., a Texas corporation which is wholly-owned by Robert S. Folsom, a stockholder of the Company.

     The Company has assumed the rights and obligations of a certain Agency Agreement, dated as of February 1, 1993 (the "Agency Agreement"), by and between a predecessor partnership to the Company and Saunders, Lubinski & White, Inc., now known as Saunders Ream (the "Agency"). The Agency Agreement provides that in consideration for its advertising services, the Agency will receive a 5% profit on all services provided to the Company, subject to future negotiation, in addition to media, production and other reasonable expenses. The Agency Agreement may be terminated, with or without cause, at any time by either party, with 90 days notice. William C. Saunders, President and Chief Executive Officer and a director of the Company, was a principal stockholder and officer of the Agency until January 1997. Mr. Saunders will continue to receive deferred payments based upon a portion of the gross income of the Agency with respect to new clients over the next five years. During 1993, 1994, 1995 and 1996, the Company paid $0.8 million, $1.2 million, $1.4 million and $0.4 million, respectively, under the Agency Agreement.

FUTURE TRANSACTIONS

     From time to time, the Company may enter into other transactions and agreements with its affiliates. Although the Company intends that the terms of any such future transactions and agreements will be at least as favorable to the Company as could be obtained from unaffiliated third parties, there can be no assurance that this will be the case. Any such future transactions that are material to the Company will be approved by a majority of the Company's independent directors.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information, as of December 31, 1996, regarding beneficial ownership of the Common Stock and the percentage of total voting power held by (i) each stockholder who is known by the Company to own more than five percent of the outstanding Common Stock, (ii) each director, (iii) each Named Executive Officer and (iv) all directors and executive officers as a group. Unless otherwise noted, the persons named below have sole voting and investment power with respect to such shares.

                                              NUMBER OF SHARES
                                               OF COMMON STOCK      PERCENT OF CLASS
NAME OF HOLDER                                BENEFICIALLY OWNED   BENEFICIALLY OWNED
--------------                                ------------------   ------------------
Erin Mills Stockholders(1)...................      9,833,206              39.6%
7501 Keele Street
Suite 500
Concord, Ontario L4K1YZ, Canada

Southwestern Bell Wireless
Holdings, Inc.(2)............................      6,600,000              21.0%
17330 Preston Road
Suite 100A
Dallas, Texas 75252

Carlyle Stockholders(3)......................      2,723,468              11.0%
1001 Pennsylvania Avenue, N.W.
Suite 220 South
Washington, D.C. 20004-2505

The Clipper Stockholders(4)..................      1,336,016               5.4%
Tower 49
12 East 49th Street
New York, New York 10017

William C. Kennedy, Jr.(5)...................      2,622,796              10.3%

William C. Saunders(6).......................      1,485,493               5.8%

Gerry C. Quinn(7)............................           -                   -

Stephen Greaves(7)...........................           -                   -

Terry S. Parker(8)...........................          3,798                *

Gordon D. Quick (9)..........................         92,783                *

Jeffrey G. Wisocki(10).......................         29,184                *

Brad E. Popoff(11)...........................          1,184                *

All directors and executive officers
  as a group (15 persons)(12)................      4,368,147              16.6%

___________
*    Less than 1%

(1) Represents (i) 9,061,310 shares of Common Stock owned of record by Erin Mills International Investment Corporation, (ii) 527,680 shares owned of record by The Erin Mills Development Corporation, and (iii) 244,216 shares owned of record by The Erin Mills Investment Corporation. This beneficial ownership information is based on the most recent Schedule 13D filed with the Securities and Exchange Commission (the "Commission") by the beneficial owners named above, which reflected ownership of Common Stock as of December 31, 1996.

(2) Represents (i) 1,600,000 shares of Common Stock issuable to SBW upon the conversion of shares of Series D Preferred Stock and (ii) 5,000,000 shares of Common Stock issuable to SBW upon the exercise of the Warrants. SBW may be deemed to share voting and dispositive power with respect to the foregoing shares of Common Stock with SBC. Information regarding beneficial ownership of shares of Common Stock by SBW and SBC is based on the most recent Schedule 13D filed with the Commission by the beneficial owners named above, which reflected ownership of Common Stock as of December 31, 1996.

(3) Represents (i) 2,222,799 shares owned of record by Carlyle-HighwayMaster Investors, L.P., (ii) 209,354 shares owned of record by Carlyle-HighwayMaster Investors II, L.P. and (iii) 291,315 shares of record owned
     by TC Group, L.L.C.   Carlyle-HighwayMaster Investors, L.P., TC Group,
     L.L.C. and TCG Holdings, L.L.C., the managing member of TC Group, L.L.C., are deemed to share beneficial ownership of the shares owned of record by Carlyle-HighwayMaster Investors, L.P. Carlyle-HighwayMaster Investors II, L.P., TC Group, L.L.C. and TCG Holdings, L.L.C. are deemed to share beneficial ownership of the shares owned of record by Carlyle-HighwayMaster Investors II, L.P. TC Group, Inc., L.L.C., TCG Holdings, L.L.C., and TC Group Investment Holdings, L.L.C., an affiliate of TC Group, L.L.C. and TCG Holdings, L.L.C., are deemed to share beneficial ownership of the shares owned of record by TC Group, L.L.C. TC Group, L.L.C. is a party to an agreement with Chase Manhattan Investment Holdings, Inc. ("Chase") and Archery Partners ("Archery"), pursuant to which Chase and Archery have agreed to vote their shares of Common Stock as directed by TC Group, L.L.C. As a result of such agreement, TC Group, L.L.C. may be deemed to share beneficial ownership of such shares. TC Group, L.L.C. disclaims beneficial ownership of such shares. This beneficial ownership information is based on the most recent Schedule 13D filed with the Commission by the beneficial owners named above, which reflected ownership of Common Stock as of December 31, 1996.

(4)  Represents (i) 666,322 shares beneficially owned by Clipper/Merban, L.P.,
     (ii) 657,889 shares beneficially owned by Clipper/Merchant Partners, L.P. and (iii) 11,805 shares are beneficially owned by Clipper Capital Associates, L.P. Clipper Capital Associates, L.P. is the sole general partner of Clipper/Merchant Partners, L.P. Pursuant to certain limited partnership agreements between Clipper Capital Associates, L.P., Clipper Curacao Inc. and Clipper/Merban, L.P., Clipper Capital Associates, L.P. is the investment general partner of Clipper/Merban, L.P., with sole investment authority and power to vote or direct the vote. Clipper Capital Associates, Inc. is the sole general partner of Clipper Capital Associates, L.P. This beneficial ownership information is based on the most recent
     Schedule 13G filed with the Commission by the beneficial owners named above, which reflected ownership of Common Stock as of December 31, 1996.

(5) Includes 593,478 shares of Common Stock that may be acquired by Mr. Kennedy upon exercise of currently exercisable options granted under the Stock Option Plan.

(6) Includes 593,478 of such shares that may be acquired by Mr. Saunders upon exercise of currently exercisable options granted under the Stock Option Plan.

(7) Messrs. Quinn and Greaves of the Erin Mills Stockholders. Pursuant to an agreement entered into with the Erin Mills Stockholders, Mr. Quinn has a right to acquire up to 3% of the interest in the Company held by such stockholders.

(8)  Represents vested Common Stock Options totaling 3,798 shares.

(9) Includes 92,783 of such shares that may be acquired by Mr. Quick upon exercise of currently exercisable options granted under the Stock Option Plan.

(10) Includes 26,184 of such shares that may be acquired by Mr. Wisocki upon exercise of currently exercisable options granted under the Stock Option Plan.

(11) Includes 1,184 of such shares that may be acquired by Mr. Popoff upon exercise of currently exercisable options granted under the Stock Option Plan.

(12) Includes 1,435,457 shares subject to options granted under the Stock Option Plan or otherwise that are exercisable within 60 days of December 31, 1996 by a total of 15 directors and executive officers.

     The Company is a party to the Amended Stockholders' Agreement by and among the Carlyle Stockholders, the Clipper Stockholders, the Erin Mills Stockholders, William C. Kennedy, Jr., William C. Saunders, Robert T. Hayes and Robert S. Folsom. The parties to the Amended Stockholders' Agreement have agreed to vote the shares of Common Stock held by them with respect to certain matters as specified therein, and accordingly, may be deemed to beneficially own all the shares of Common Stock subject to the terms of the Amended Stockholders' Agreement. In total, 19,625,129 shares of Common Stock, representing 78.98% of the outstanding shares of Common Stock at December 31, 1996, are subject to the Amended Stockholders' Agreement. All of the parties to the Amended Stockholders' Agreement who have filed Schedule 13Gs with the Securities and Exchange Commission have disclaimed beneficial ownership to any shares of Common Stock held by any other party to the Amended Stockholders' Agreement as a result of such agreement.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT

     Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities to file with the Commission initial statements of beneficial ownership of securities and subsequent changes in beneficial ownership of the Company. Officers, directors and greater-than-ten-percent stockholders are required by the Commission's regulations to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1996, its officers, directors and greater-than-ten-percent beneficial owners complied with all section 16(a) filing requirements applicable to them with the exception of the Erin Mills Stockholders and Gerry Quinn, a Director. The Erin Mills Stockholders and Mr. Quinn failed to report a compensation arrangement resembling a derivative security established by such stockholders for the benefit of Mr. Quinn. This omission has been corrected in their recent Form 5 filings.

           REPORT OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The Board of Directors (in this report, the "Board") has prepared its report on 1996 executive compensation as required by rules of the Commission, which provides specific information regarding compensation of the Company's President and Chief Executive Officer and its executive officers as a group.

COMPENSATION POLICIES

     Compensation of the Company's executives is structured in a manner that is intended to be competitive in the marketplace, to recognize personal risks that were inherent in the early start-up phase of the Company and to link compensation to the long-term business objectives of the Company and the enhancement of stockholder value. Certain executives have been retained pursuant to long-term employment contracts which govern their compensation and others are evaluated on an ongoing basis. See "Directors and Executive Officers -- Employment Contracts with Executive Officers." Factors considered in determining an executive's total compensation package include both objective and subjective criteria. Such factors may include improvements in overall corporate or business unit performance, increases in installed customer base, development efforts that result in greater efficiency or competitive advantages to the Company, the level of responsibility, prior experience, satisfaction of individual performance goals and comparable industry compensation levels for an equivalent position.

     Decisions concerning compensation of executive officers with employment contracts have been made by the Board. Those executives whose salaries are not established by employment contract are set by the Chief Executive Officer or the Chief Operating Officer and are subject to review by the Board. A committee of the Board, the Compensation Committee, consisting of William C. Saunders, Gerry
C. Quinn, Terry S. Parker and Stephen L. Greaves, has been delegated the task of the discussion of strategy and policy matters related to the Stock Option Plan, although it also reviews other forms of compensation from time to time. A subcommittee of the Compensation Committee, composed of Stephen Greaves and Gerry Quinn, is charged with making awards under the Stock Option Plan and reviewing the future compensation of Terry S. Parker, William C. Kennedy, Jr. and William C. Saunders. Neither of the subcommittee members is an officer or employee of the Company or holds options granted under the Stock Option Plan.

COMPONENTS OF COMPENSATION

     Compensation that the Company offers to executive officers includes base salary, short-term cash incentive compensation in the form of a bonus, if appropriate, and long-term incentive compensation in the form of stock option grants. These elements are addressed separately.

     BASE SALARIES. Those executives whose salary structures are not established by employment agreements are subject to annual adjustment by the Chief Executive Officer or the Chief Operating Officer and are subject to review by the Board. The review is based on the compensation policies described above. Market competition, inflation and other equity considerations may also be factored into executive salary decisions. Salary increases reflect job changes, promotions, market adjustment reviews and ordinary increases. Executive salary increases in 1996 ranged from 0% to 15.3%, except for those executives whose increases were subject to employment contracts. These contracts provide for a 10% annual increase in salary. See "Directors and Executive Officers - Employment Contracts with Executive Officers."

     SHORT-TERM INCENTIVES - CASH BONUS. If the Company's performance warrants the awarding of cash bonuses in a given year, they may be awarded on a company-wide or a case-by-case basis. Bonuses of the Chairman of the Board, the Chief Executive Officer and the Chief Operating Officer are tied to the profitability of the Company under the terms of their employment contracts. No bonuses were paid to executive officers in 1996. See "Directors and Executive Officers -- Employment Contracts with Executive Officers."

     LONG-TERM INCENTIVES - STOCK OPTION GRANTS. Certain executive officers of the Company or its operating subsidiary are selected by the Compensation Committee to receive stock options to purchase shares of Common Stock, which include both incentive stock options and nonqualified stock options pursuant to the terms of the Stock Option Plan. The Compensation Committee administers the Stock Option Plan and has delegated to a subcommittee the power and discretion to determine those officers or other employees to whom options will be granted under the Stock Option Plan and to prescribe the terms and conditions of such options, which need not be identical even for similarly situated employees.

     By issuing long-term incentive options to its executive officers, the Board and its Compensation Committee intend to further the interests of the Company's stockholders by tying a substantial portion of executive compensation to the market value of Common Stock. Further, the Stock Option Plan is designed to support the Company's ability to attract and retain qualified management and other personnel necessary for the success and progress of the Company.

     New options totaling 90,000 shares were granted to executive officers during 1996.

     William C. Saunders, the Company's Chief Executive Officer, is retained by the Company under a long term employment agreement which was executed in February 1994 and extended for a five year term from the date of the Initial Public Offering in June 1995. See "Directors and Executive Officers -- Employment Contracts with Executive Officers." The contract terms were negotiated and entered into in consideration of certain of the factors mentioned above and are consistent with the overall goals for the Company's executive compensation packages. During 1996, the Board did not reevaluate the terms of this employment contract, but in certain circumstances the Board and subcommittee of the Compensation Committee expect that they would do so in the future.

     Mr. Saunders' base salary was increased from $363,000 to $399,300 during 1996 to reflect the 10% increase per annum specified in his employment contract with the Company. Under Mr. Saunders employment contract, certain short term incentive cash bonuses are tied to the Company's income levels. Since these thresholds were not reached, no corresponding bonus was paid to Mr. Saunders in 1996. Although the Board has the discretion to award other bonuses to Mr. Saunders, none were awarded in 1996.

     Although the Board granted fully-vested long term incentive stock options in 1994 to Mr. Saunders, none were granted in 1996. The relative worth of the stock option grants fluctuates as the Company's stock price fluctuates and thus Mr. Saunders' supplemental long-term compensation is tied to the objective of maximizing stockholder value.

POLICY WITH RESPECT TO THE $1 MILLION DEDUCTION LIMIT

     Section 162(m) of the Code generally limits the U.S. corporate income tax deduction for compensation paid to each executive officer named in the summary compensation table in the proxy statement of a public company to $1 million for each year, unless certain requirements are met. For fiscal 1996, the limitation imposed by Section 162(m) did not apply to the compensation paid to any executive officers. Therefore, the Board has taken no action in response to
Section 162(m). The Board will consider actions to qualify compensation for deduction should it appear that the limits of 162(m) will be exceeded, but will retain the discretion to pay non-deductible compensation if that would be in the best interests of the Company and shareholders under the circumstances.

SUMMARY

     The Board believes that the Company's executive compensation policies and actions provide the Company's executive officers with the appropriate incentives to achieve the Company's short and long-term goals and to enhance stockholder value.

                                       BOARD OF DIRECTORS

                                       Stephen L. Greaves
                                       William C. Kennedy, Jr.
                                       Terry S. Parker
                                       Gerry C. Quinn
                                       William C. Saunders


                            PERFORMANCE GRAPH

     The following graph compares total stockholder returns of the Company since its initial public offering of Common Stock on June 22, 1995 to two indices: the NASDAQ CRSP Total Return Index for the NASDAQ Stock Market, U.S. companies (the "NASDAQ-US Index"), and the NASDAQ CRSP Total Return Index for Telecommunications Stocks (the "NASDAQ-Industry Index"). The total return for the Company's stock and for each index assumes $100 invested on June 22, 1995 in the Company's Common Stock, the NASDAQ-US Index and the NASDAQ-Industry Index, including the reinvestment of dividends, although cash dividends have never been declared on the Company's stock. The Company's Common Stock is traded on the NASDAQ National Market and is a component of both the NASDAQ-US Index and the NASDAQ-Industry Index.

            COMPARISON OF CUMULATIVE TOTAL RETURN ON INVESTMENT SINCE
             THE COMPANY'S INITIAL PUBLIC OFFERING ON JUNE 22, 1995


Nasdaq Telcomm    100.00   103.52   116.65   118.46    124.60   128.51   120.88   121.04
Nasdaq US         100.00    99.25   111.21   112.57    117.82   127.44   131.98   138.45
HWYM              100.00    77.22    65.82    52.53     30.38    70.89    83.54    91.77

     The closing price of the Common Stock on the last trading day of the 1996 fiscal year was $18 1/8 per share. Historical stock price performance is not necessarily indicative of future price performance.

     THE MATERIAL IN THE REPORT OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION AND THE PERFORMANCE GRAPH IS NOT "SOLICITING MATERIAL," IS NOT DEEMED FILED WITH THE COMMISSION AND IS NOT TO BE INCORPORATED BY REFERENCE INTO ANY FILING OF THE COMPANY UNDER THE SECURITIES ACT OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, WHETHER MADE BEFORE OR AFTER THE DATE HEREOF AND IRRESPECTIVE OF ANY GENERAL INCORPORATION LANGUAGE IN ANY FILING.

ANNUAL REPORT ON FORM 10-K

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996, FILED BY THE COMPANY WITH THE COMMISSION, WITHOUT EXHIBITS, WILL BE FURNISHED WITHOUT CHARGE TO ANY PERSON REQUESTING A COPY THEREOF IN WRITING AND STATING THAT SUCH PERSON IS A BENEFICIAL HOLDER OF SHARES OF COMMON STOCK OF THE COMPANY ON THE RECORD DATE FOR THE ANNUAL MEETING. REQUESTS AND INQUIRIES SHOULD BE ADDRESSED TO HIGHWAYMASTER COMMUNICATIONS, INC., 16479 DALLAS PARKWAY, SUITE 710, DALLAS, TEXAS 75248.

OTHER MATTERS

     The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

April 25, 1997                         By Order of the Board of Directors


                                       /s/ Wesley E. Schlenker
                                       ----------------------------------
                                       WESLEY E. SCHLENKER
                                       Secretary


                                           HIGHWAYMASTER COMMUNICATIONS, INC.
                                       PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

                                                     MAY 20, 1997

             THIS PROXY IS SOLICITED ON BEHALF OF HIGHWAYMASTER COMMUNICATIONS, INC.'S BOARD OF DIRECTORS

P          The undersigned hereby appoints William C. Saunders and Wesley E. Schlenker, and each of them, proxies for the undersigned with full power of substitution, to vote all shares of HighwayMaster Communications, Inc.'s Common Stock
R    which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of HighwayMaster Communications,
     Inc., Dallas, Texas, on Tuesday, May 20, 1997 at 1:00 P.M., or at any adjournment thereof, upon the matters set forth
O    on the reverse side and described in the accompanying Proxy Statement and upon such other business as may properly come before the meeting or any adjournment thereof.
X
           PLEASE MARK THIS PROXY AS INDICATED ON THE REVERSE SIDE TO VOTE ON ANY ITEM.  IF YOU WISH TO VOTE IN ACCORDANCE
Y    WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, PLEASE SIGN THE REVERSE SIDE, NO BOXES NEED TO BE CHECKED.
_________________________________________________________________________
COMMENTS/ADDRESS CHANGE: PLEASE MARK COMMENT/ADDRESS BOX ON REVERSE SIDE |
                                                                         |
                                                                         | (CONTINUED AND TO BE SIGNED ON OTHER SIDE)
                                                                         |
                                                                         |

                                               * FOLD AND DETACH HERE *


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.                           PLEASE MARK
                                                                                      YOUR VOTES AS   /X/
                                                                                      INDICATED IN
                                                                                      THIS EXAMPLE

                                             WITHHELD
                                       FOR   FOR ALL                                                     FOR   AGAINST   ABSTAIN
Item 1--ELECTION OF DIRECTORS          / /      / /       Item 2--RATIFICATION OF THE APPOINTMENT OF     / /     / /       / /
        William C. Kennedy, Jr.,       / /      / /               PRICE WATERHOUSE LLP AS THE COMPANY'S
        William C. Saunders,           / /      / /               INDEPENDENT AUDITORS FOR 1997.
        Stephen L. Greaves,            / /      / /
        Terry S. Parker,               / /      / /                              I PLAN TO ATTEND MEETING       / /
        Gerry C. Quinn                 / /      / /
                                                                                 COMMENTS/ADDRESS CHANGE
WITHHELD FOR ONE OR MORE NOMINEES:                                               Please mark this box if
(Write that nominee's name in space                                             you have written comments/      / /
provided below).                                                                  address change on the
                                                                                       reverse side.
-----------------------------------
                                                                                     Receipt is hereby
-----------------------------------                                                 acknowledged of the
                                                                               HighwayMaster Communications,    / /
-----------------------------------                                             Inc. Notice of Meeting and
                                                                                      Proxy Statement.

                                                                      ______
                                                                            |
                                                                            |





Signature(s) ____________________________________________________________________________  Date _____________
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


                                               * FOLD AND DETACH HERE *